EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2019 Long-term Incentive Plan of Comstock Resources, Inc. of our reports dated February 21, 2025, with respect to the consolidated financial statements of Comstock Resources, Inc. and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in its Annual Report (Form10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Dallas, Texas

June 5, 2025